AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO A CHARITABLE REMAINDER TRUST

When issued with this Endorsement, the definition of “Free Withdrawal Amount” in Section 8.01 of this Contract is amended as follows:

“Free Withdrawal Amount” means the greater of (1) the current Annuity Account Value, less Contributions that have not been deemed withdrawn and (2) the Free Withdrawal Amount as specified in the Data pages.

[	[

Mark Pearson, Chairman of the Board and Chief Executive Officer]	Karen Field Hazin, Vice President, Secretary and Associate General Counsel]

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